                                    [LOGO]

                     1475 Tyrell Lane / / Boise, Idaho 83706

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 13, 1997

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TO THE STOCKHOLDERS:

    You are invited to attend the Annual Meeting of Stockholders of BMC West Corporation. The meeting will be held on Tuesday, May 13, 1997, at 2:30 p.m. at the Boise Centre on the Grove, 850 Front Street, Boise, Idaho.

    We hope you will be able to attend, but whether or not you plan to attend, it would be very helpful if you would sign the enclosed proxy card and return it in the envelope provided. Voting by proxy will not prevent you from voting in person if you attend the meeting, but will assure that your vote will be counted if you are unable to attend. If you intend to vote at the meeting and your shares are held of record by a broker, bank, or other person, you must bring to the meeting a letter from the entity confirming your beneficial ownership of the shares, and you must bring from such entity a proxy issued in your name.

    The meeting is being held for the following purposes:

        1. To elect directors to serve for the ensuing year and until their successors are elected.

        2. To ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1997.

        3. To transact such further or other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has established Monday, March 17, 1997, at the close of business as the record date for the determination of the stockholders entitled to notice of and to vote at this meeting.

    During the meeting management will review the past year's performance and comment on the Company's future plans. There will be time for any questions stockholders may have about the Company.

    Your vote is important regardless of the number of shares you own. Please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed, postage-paid envelope, so that your shares may be represented. If you attend this meeting, you may vote either in person or by your proxy.

    If you have any questions, please do not hesitate to contact us.

                                                Paul S. Street
                                                Secretary and General Counsel

    Boise, Idaho
    March 28, 1997

                   1475 Tyrell Lane / / Boise, Idaho 83706

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                                PROXY STATEMENT

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                               TABLE OF CONTENTS


INFORMATION CONCERNING COMPANY DEVELOPMENT.............................          1
     Voting Rights and Outstanding Shares..............................          1
     Revocability of Proxies...........................................          1

SOLICITATION...........................................................          2

PROPOSAL 1--ELECTION OF BOARD OF DIRECTORS.............................          2

     Nominees for Election as Directors................................          2
     Committees and Meetings of the Board of Directors.................          4

PROPOSAL 2--RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS.............          5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS........................          6

EXECUTIVE COMPENSATION AND OTHER INFORMATION...........................          8

     Summary of Cash and Certain Other Compensation....................          8
     Stock Option Grants in the Last Fiscal Year.......................         10
     Aggregated Stock Options..........................................         11
     Compensation of Directors.........................................         11
     Severance and Change of Control Agreements........................         12
     Compensation Committee Interlocks and Insider Participation.......         13
     Compensation Committee Report on Executive Compensation...........         13
     Performance Graph.................................................         16

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS...........................         17

STOCKHOLDER PROPOSALS..................................................         18

STOCKHOLDER NOMINATION OF DIRECTORS....................................         18

OTHER MATTERS..........................................................         18


                   INFORMATION CONCERNING COMPANY DEVELOPMENT

    On February 10, 1997, BMC West Corporation (the "Company") announced its intent to restructure its existing operations by becoming a subsidiary of a newly formed holding company. The Company believes that by creating the holding company it can centralize its responsibilities of managing regional locations and day-to-day operations and assign the holding company the responsibilities of financial and strategic management.

    The holding company structure will allow each share of the Company's Common Stock to be converted into a share of the holding company's common stock and each outstanding option to purchase Company Common Stock to be exercisable for shares of the holding company Common Stock. Stockholders will not recognize a gain or loss for federal income tax purposes as a result of the reorganization. The Company believes that creating the holding company will allow the Company to continue to participate effectively in the consolidation of the building materials industry, while continuing its commitment to individual customer and regional markets.

                         INFORMATION CONCERNING VOTING

General Information

    The enclosed proxy is solicited on behalf of the Board of Directors of BMC West Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 13, 1997, at 2:30 p.m. (the "Annual Meeting"), or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Boise Centre on the Grove, 850 Front Street, in Boise, Idaho. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 7, 1997, to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

    Only holders of record of Common Stock at the close of business on March 17, 1997, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 17, 1997, the Company had outstanding and entitled to vote 11,821,413 shares of Common Stock.

    On all matters to be voted upon at the Annual Meeting, each holder of record of Common Stock on such date will be entitled to one vote for each share held.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker non-votes will be included in determining the number of shares present and voting at the meeting. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

    Any stockholder giving a proxy pursuant to this solicitation has the power to revoke the proxy at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1475 Tyrell Lane, Post Office Box 8008, Boise, Idaho 83707, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                  SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, executive officers, or other regular employees of the Company. No additional compensation will be paid to directors, executive officers, or other regular employees for such services.

                                   PROPOSAL 1

                         ELECTION OF BOARD OF DIRECTORS

    The Board of Directors has nominated nine persons for the nine Board positions presently authorized in the Company's Bylaws. The nine nominees served as directors in 1996. Each director to be elected will hold office until the next annual meeting of stockholders and until a successor is elected and has qualified, or until such director's earlier death, resignation, or removal. Each nominee listed below is currently a director of the Company.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve. The nine candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

Nominees for Election as Directors

    George E. McCown(1)--Mr. McCown (61) is Chairman of the Board of Directors of the Company and has been a director since 1987. He was co-founder and has been a Managing General Partner of the MDC Management Companies, the general partner of the McCown De Leeuw & Co. partnerships, since 1984, and was instrumental in financing and executing the leveraged buy-out of the Company in 1987. Mr. McCown currently serves as a director of three publicly held companies: Nimbus CD International, Inc., Specialty Paperboard, Inc., and Vans, Inc. Mr. McCown also serves as a director of several privately held companies.

    Robert E. Mellor(2)--Mr. Mellor (53) currently serves as the President and CEO of the newly formed holding company. Mr. Mellor was previously Of Counsel with the law firm of Gibson, Dunn & Crutcher LLP from 1990 through February 15, 1997. He previously served as the Executive Vice President and Chief Administrative Officer, and as a director of Di Giorgio Corporation from 1987 to 1990. He joined Di Giorgio Corporation in 1976.

    Donald S. Hendrickson(1)--Mr. Hendrickson (66) has served as President, Chief Executive Officer, and a director of the Company since its inception in November 1987. Mr. Hendrickson served in several management positions at Boise Cascade Corporation from 1964 to 1987. Mr. Hendrickson received a B.A. in economics from the Albertson College of Idaho and an M.B.A. from the University of Chicago Graduate School of Business. He is also a certified public accountant in the State of Idaho. Mr. Hendrickson currently serves as a Trustee for Albertson College of Idaho and as Director-at-Large for the Western Building Materials Association.

    Alec F. Beck(5)--Mr. Beck (40) has served as a BMC West director since 1996. He was the Vice President of Operations/South before his resignation in February 1996. He joined Stripling-Blake Lumber Company, Inc. ("SBLC"), an Austin, Texas building materials retailer, in 1974 and served as President from 1983 to 1995, when certain assets of SBLC were sold to the Company. Mr. Beck received a BBA in finance from the University of Texas.

    H. James Brown(2)--Dr. Brown (56) is currently the President and Chief Executive Officer for the Lincoln Institute of Land Management. He was previously a professor at the John F. Kennedy School of Government at Harvard University since 1978. Dr. Brown has served as Director of the Joint Center for Housing Studies at Harvard University since 1984 and as Chairman of the Harvard University's City and Regional Planning Program since 1981. He previously served as a director of the State, Local, and Intergovernmental Center at Harvard University and the MIT/Harvard University Joint Center for Urban Studies.

    Wilbur J. Fix(2)--Mr. Fix (69) has over 42 years' management experience with Allied Stores Corporation, a retail holding company. Most recently, he served as Senior Vice President of Allied Stores Corporation from 1987 until his retirement in February of 1993. He also served as Chairman and Chief Executive Officer of The Bon Marche, a subsidiary of Allied Stores Corporation, from 1980 until his retirement. He currently serves as a director of one publicly held company, Vans, Inc., and several privately held companies.

    Robert V. Hansberger(3)--Mr. Hansberger (76) is Chairman of the Board of Directors and past Chief Executive Officer of Futura Corporation and its subsidiaries and affiliates. Mr. Hansberger, a founder of Boise Cascade Corporation, served as President, Chief Executive Officer and Chairman of the Board of Directors from 1957 to 1972. He currently serves as a director of MK Gold Corporation, and several privately held companies.

    Guy O. Mabry(2)--Mr. Mabry (70) served as Executive Vice President of Owens-Corning Fiberglas Corporation from 1986 until his retirement in 1990. Mr. Mabry was a Senior Vice President of Owens-Corning from 1980 to 1986. He served as Vice President of the Owens-Corning Insulation Operating Division from 1976 to 1980 and as Vice President of the Owens-Corning Home Building Products Division from 1969 to 1976.

    Peter S. O'Neill(4)--Mr. O'Neill (60) is the founder of O'Neill Enterprises, Inc., a residential development company, and has served as its President since 1989. He previously founded River Run Development Company in 1979, which received the Award for Excellence from the Urban Land Institute in 1990 for its planned community development of River Run in Boise, Idaho. Mr. O'Neill has served as a director of various local and national economic and urban development organizations, including the M.I.T./ Harvard University Joint Center for Urban Studies. He is a member of the Urban Land Institute, a director of the Boise Area Chamber of Commerce, a trustee of Albertson College of Idaho, and is currently serving as a director of Idaho Power Company.

------------------------

(1) Director since 1987
(2) Director since 1991
(3) Director since 1988
(4) Director since 1993
(5) Director since 1996

Committees and Meetings of the Board of Directors

    During the fiscal year ended December 31, 1996, the Board of Directors held six meetings. The Board of Directors has an Audit and Budget Committee and a Compensation Committee.

    The Audit and Budget Committee may take any and all actions which may be taken by the Board of Directors of the Company to review and supervise the financial controls of the Company, including selecting the Company's independent public accountants, reviewing the Company's financial statements, acting upon recommendations of the independent public accountants, reviewing the Company's proposed budgets, and taking such further actions as the Committee deems necessary. The 1996 Audit and Budget Committee was composed of Messrs. Fix, Beck, Brown, and O'Neill, and met three times during the fiscal year ended December 31, 1996.

    The Compensation Committee may take any and all actions which may be taken by the Board of Directors of the Company with respect to recommending salaries and incentive compensation for the directors, executive officers, employees of and consultants to the Company, including, but not limited to, recommendations concerning the issuance of stock and options of the Company to such persons or entities. The 1996 Compensation Committee was composed of Messrs. Hansberger, Mabry, and Mellor, and met three times during the fiscal year ended December 31, 1996.

    During the fiscal year ended December 31, 1996, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board of Directors of which they were members.

    For information regarding compensation received by a director, see "Executive Compensation and Other Information-Compensation of Directors" and "Certain Relationships and Other Transactions."

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL
1.

                                   PROPOSAL 2

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since its inception in 1987. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions.

    Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares represented at the meeting will be required to ratify the selection of Arthur Andersen LLP. As a result, all shares represented at the meeting but not voted and all shares voted to abstain have the effect of a negative vote.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 17, 1997, by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock. The table also shows information concerning beneficial ownership by all directors, each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

                           BENEFICIAL OWNERSHIP TABLE
 -----------------------------------------------------------------------------

                                                                                              BENEFICIAL OWNERSHIP(1)
                                                                                            -------------------------
                                                                                            NUMBER OF    PERCENT OF
BENEFICIAL OWNER                                                                              SHARES       TOTAL(2)
------------------------------------------------------------------------------------------  ----------  -------------
Wasatch Advisors, Inc.                                                                       1,139,376          9.7
68 South Main Street, Ste. 400
Salt Lake City, UT 84101

ICM Asset Management, Inc.                                                                     842,516          7.1
601 Main Avenue, Suite 917
Spokane, WA 99201

Directors and Executive Officers:

  George E. McCown, Chairman of the Board of Directors                                         109,720            *

  Donald S. Hendrickson, Director, President & CEO(4),(5),(7)                                  154,482         1.31

  Robert L. Becci, Vice President and Controller(4),(5)                                          9,161            *

  Richard F. Blackwood, Vice President of Operations(4),(5)                                     50,903            *

  Leroy D. Custer, Vice President of Marketing & Purchasing(4),(5)                              31,329            *

  Ellis C. Goebel, Vice President & Treasurer(4),(5)                                            47,036            *

  Steven H. Pearson, Vice President of Human Resources(4),(5)                                   40,588            *

  Alec F. Beck, Director(5)                                                                      6,306            *

  H. James Brown, Director(5)                                                                   16,500            *

  Wilbur J. Fix, Director(5)                                                                    22,500            *

  Robert V. Hansberger, Director(3),(5)                                                         33,000            *

  Guy O. Mabry, Director(5)                                                                     11,500            *

  Robert E. Mellor, Director(5)                                                                 26,500            *

  Peter S. O'Neill, Director(5)                                                                 16,500            *

All directors and executive officers as a group (14 persons):(6)                               576,025          4.9

------------------------

*   Represents holdings of less than 1%.

(1) This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission ("SEC"). Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by it.

(2) Applicable percentage of ownership is based on 11,821,413 outstanding shares of the Company's Common Stock, adjusted as required by rules promulgated by the SEC.

(3) Includes 16,500 shares held of record by Mr. Hansberger's spouse. Mr. Hansberger disclaims beneficial ownership of these shares.

(4) Includes shares purchased through the Company's 401(k) Plan and held indirectly as follows: Mr. Hendrickson, 1,035.972; Mr. Becci, 722.949; Mr. Blackwood, 864.723; Mr. Custer, 742.944; Mr. Goebel, 722.949; Mr. Pearson, 722.949.

(5) Includes shares which certain directors and executive officers of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Mr. Hendrickson, 78,197; Mr. Becci, 8,439; Mr. Blackwood, 40,914; Mr. Custer, 13,247; Mr. Goebel, 22,877; Mr. Pearson, 19,866; Mr. Beck, 2,250; Mr. Brown, 16,500; Mr. Fix,
    16,500; Mr. Hansberger, 16,500; Mr. Mabry, 9,000; Mr. Mellor, 16,500; Mr.
    O'Neill, 16,500; all directors and executive officers as a group, 277,290.

(6) Includes shares described in the notes above.

(7) Mr. Hendrickson has disclaimed beneficial ownership of 11,500 shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

    The following table sets forth certain summary information concerning compensation paid to or accrued by the Company on behalf of the Company's Chief Executive Officer and each of the five other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (the "Named Executive Officers") for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996.

                           Summary Compensation Table
 -----------------------------------------------------------------------------

                                                                            ANNUAL COMPENSATION            LONG-TERM
                                                                    -----------------------------------  COMPENSATION
                                                                                               OTHER        AWARDS
                         NAME                                                                 ANNUAL      SECURITIES     ALL OTHER
                          AND                                                                 COMPEN-     UNDERLYING      COMPEN-
                       PRINCIPAL                                                              SATION        OPTIONS       SATION
                       POSITION                            YEAR     SALARY($)   BONUS($)(1)   ($)(2)           (#)        ($)(5)
-------------------------------------------------------  ---------  ---------  -----------  -----------  -------------  -----------
Donald S. Hendrickson
  President and Chief Executive Officer................       1996    211,667     244,310       --            6,070(4)      30,891
                                                              1995    181,667     164,657       --            6,070(3)      29,391
                                                              1994    165,000     347,595       --            6,645(4)      27,991
----------------------------------------------------------------------------------------------------------------------------------
Robert L. Becci
  Vice President and Controller........................       1996    118,333      76,664       --            2,685(4)      15,907
                                                              1995    106,667      47,482       --            2,410(3)      16,925
                                                              1994     90,000     117,380       --            2,415(4)      16,782
----------------------------------------------------------------------------------------------------------------------------------
Richard F. Blackwood
  Senior Vice President of Operations..................       1996    150,000      99,704       --            6,000(4)      21,239
                                                              1995    136,667      63,350       --            3,065(3)      20,098
                                                              1994    120,000     156,607       --            3,225(4)      21,397
----------------------------------------------------------------------------------------------------------------------------------
Leroy D. Custer
  Vice President of Marketing and Purchasing...........       1996    113,333      66,780       12,948        2,520(4)      15,819
                                                              1995    106,667      47,482       --            2,410(3)      16,280
                                                              1994     90,000     117,380       --            2,415(4)      16,395
----------------------------------------------------------------------------------------------------------------------------------
Ellis C. Goebel
  Vice President and Treasurer.........................       1996    118,333      74,698       --            2,685(4)      15,817
                                                              1995    106,667      47,482       --            2,410(3)      16,921
                                                              1994     90,000     117,380       --            2,415(4)      16,782
----------------------------------------------------------------------------------------------------------------------------------
Steven H. Pearson
  Vice President of Human Resources....................       1996    116,667      73,646       38,970        2,630(4)      15,790
                                                              1995    106,667      47,482       --            2,410(3)      16,921
                                                              1994     90,000     117,380       --            2,415(4)      16,723
----------------------------------------------------------------------------------------------------------------------------------

------------------------

(1) Each year the Company has adopted a bonus plan for key management personnel, including executive officers. For the fiscal year ended December 31, 1996, of the Company's 3,156 employees, 287 were eligible to participate in the bonus plan. In 1996, the aggregate amount available for allocation to executive officers under the bonus plan was 5.2% of the Company's net income after taxes and an additional 1.0% for the Company's President and Chief Executive Officer. The distribution of the pool was based on each person's salary as a percent of the total, and individual officer performance against predetermined objectives.

(2) Certain incidental personal benefits furnished to executive officers of the Company (not otherwise disclosed in this Proxy Statement) may result from expenses incurred by the Company in the interest of attracting and retaining qualified personnel. The incremental cost to the Company of providing such incidental personal benefits did not, for fiscal year 1996, exceed the lesser of $50,000 or 10% of the compensation reported in the above compensation table for any Named Executive Officer, or, with respect to all executive officers as a group, the lesser of $50,000 multiplied by the number of persons in such group or 10% of the compensation reported in the table for the group. Consists of income received in the exercise of options for the difference between the exercise price and the market price as of the grant date.

(3) The Company has no stock appreciation rights (SARs). The awards consist of stock options granted under the Amended and Restated 1992 Non-Qualified Stock Option Plan. Options vest at a rate of 20% per year, unless, pursuant to the terms of the plan, the vesting schedule is accelerated by the Compensation Committee of the Board of Directors.

(4) The awards consist of stock options granted under the 1993 Employee Stock Option Plan. Options vest at a rate of 20% per year unless, pursuant to the terms of the plan, the vesting schedule is accelerated by the Compensation Committee of the Board of Directors.

(5) Consists of the Company's matching payments under its savings and retirement plan (the "401(k) Plan"). The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and has a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. Under the 401(k) Plan's cash or deferred arrangement, eligible employees may elect to contribute on a tax-deferred basis from 1% to 15% of their total compensation, subject to statutory limitations. During 1996, the Company matched 50% of the first 2% of an employee's contribution. As of April 1, 1997, the Company will match 50% of the first 3% and 25% of the next 2% of an employee's contribution. Plan participants invest their individual accounts in selected investment alternatives made available under the 401(k) Plan. The Company's matching contributions during the last fiscal year to the Named Executive Officers were as follows: Donald S. Hendrickson, $4,301; Robert L. Becci, $2,902; Richard F. Blackwood, $2,800; Leroy D. Custer, $2,814; Ellis C. Goebel, $2,812; Steven H. Pearson, $2,785.

    Each year the Company has adopted an incentive plan (the "Incentive Plan") in which all employees are eligible for participation, subject to certain restrictions. In 1993, the Incentive Plan was amended to exclude executive officers, and executive officers no longer participate in the Incentive Plan.

    Effective January 1, 1993, the Company adopted a supplemental employee retirement plan ("SERP") to supplement the Company's 401(k) Plan. The goal is to provide an overall plan enabling employees to retire at age 65 with 30 years of service at an income level of at least 60% of pre-retirement pay. The retirement value target takes into consideration Social Security and 401(k) Plan benefits. For 1996, the Company has agreed to fund the SERP for executive officers with funds between 8%-9% of each executive officer's 1995 base salary (these contributions are included in the table). Contributions are based on a percentage of the Company's earnings after taxes, up to an amount not to exceed 15% of base salaries. Contributions made with respect to participants who are not considered highly compensated individuals under IRS regulations are used to acquire shares of the Company's Common Stock. These contributions are allocated based upon individual base salary in excess of $20,000 and are added to the participants' 401(k) Plan accounts. Highly compensated individuals participate in a non-qualified, unfunded plan in which they receive a number of units determined by dividing the allocated contribution by the average year-end closing price of the Company's Common Stock for the prior five years. The value of such a participant's account at any time is equal to the number of units multiplied by the five-year average stock price as of the immediately preceding fiscal year-end. The Company funds distributions by purchasing cash value life insurance on participants, which will be owned by the Company. The Company maintains a qualifying trust, which is subject to claims of creditors, in order to otherwise assure payment of benefits to participants.

Stock Option Grants in the Last Fiscal Year

    During 1996, the Board of Directors granted stock options under the Company's Amended and Restated 1993 Non-Qualified Stock Option Plan (the "1993 Plan"). The Company has reserved 375,000 shares of its Common Stock for issuance upon exercise of options granted to selected directors, executive officers and key employees of the Company under the 1993 Plan. The 1993 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine to whom options shall be granted, the number of shares subject to each option, when the options may be exercised, and the exercise price. The 1993 Plan expires on October 14, 2004.

    The following table contains information concerning the stock options granted to the Named Executive Officers under the Company's 1993 Plan during the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------


                                                                     Individual Grants
                                                 ------------------------------------------------------
                                                                  % OF TOTAL
                                                   NUMBER OF        OPTIONS
                                                  SECURITIES      GRANTED TO
                                                  UNDERLYING       EMPLOYEES     EXERCISE                    GRANT DATE
                                                    OPTIONS        IN FISCAL       PRICE     EXPIRATION     PRESENT VALUE
NAME                                             GRANTED (#)(1)     YEAR(2)      ($/SH)(3)      DATE           ($)(4)
----------------------------------------------  ---------------  -------------  -----------  -----------  -----------------

Donald S. Hendrickson.........................         6,070             7.8         19.50     04/30/06          59,972

Robert L. Becci...............................         2,685             3.4         19.50     04/30/06          26,528

Richard F. Blackwood..........................         6,000             7.7         19.50     04/30/06          59,280

Leroy D. Custer...............................         2,520             3.2         19.50     04/30/06          24,898

Ellis C. Goebel...............................         2,685             3.4         19.50     04/30/06          26,528

Steven H. Pearson.............................         2,630             3.4         19.50     04/30/06          25,984


------------------------

(1) Options vest at a rate of 20% a year, unless, pursuant to the terms of the 1993 Plan, the vesting schedule is accelerated by the Compensation Committee of the Board of Directors. In the event of a change of control, as defined in the 1993 Plan, all outstanding options become exercisable immediately. Options expire 90 days after an optionee's employment with the Company is terminated for any reason, unless the termination is by reason of the optionee's death or permanent disability, in which case the options, to the extent vested, do not expire until one year after such termination. Options expire 10 years from the grant date. As of December 31, 1996, 20% of the options granted to executive officers and key employees in the last fiscal year were vested and are fully exercisable.

(2) Of the Company's 3,156 employees, 81 were granted options under the 1993 Plan. During the 1996 fiscal year, a total of 78,305 shares were granted to executive officers and key employees.

(3) Represents the closing market price of the Company's Common Stock on the day immediately preceding the grant date.

(4) As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the

    Black-Scholes model can properly determine the value of an option. The actual value that an executive officer may realize will depend on the market value of the Company's stock at a future date and may be more or less than the amount calculated. Estimated values under the Black-Scholes model are based on (a) an option term of 10 years; (b) an interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the options term; (c) volatility calculated using monthly stock prices since the initiation of trading in August 1991 to the grant date; and (d) a zero future dividend yield.

Aggregated Stock Options

    The following table provides information concerning aggregated unexercised stock options held as of the end of the last fiscal year and exercises of options during the last fiscal year by the Named Executive Officers.

   Aggregated Options/Exercises in Last Fiscal Year and FY End Option Values
------------------------------------------------------------------------------


                                                                      Number of Securities Underlying      Value of Unexercised
                                                                        Unexercised Options at             In-the-Money Options
                                                                          December 31, 1996(1)         at December 31, 1996(1),(2)
                                                                       -----------------------------  -----------------------------
                                                SHARES
                                               ACQUIRED        VALUE
NAME                                          ON EXERCISE    EXERCISED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------------------  -------------  -----------  -----------  -------------  -----------   -------------

Donald S. Hendrickson......................       --            --           78,197        12,485       686,910            0

Robert L. Becci............................       --            --            8,439         5,043        23,392            0

Richard F. Blackwood.......................       --            --           40,914         8,573       352,338            0

Leroy D. Custer............................        1,200        12,943       14,547         4,911        89,984            0

Ellis C. Goebel............................       --            --           22,877         5,043       182,787            0

Steven H. Pearson..........................        3,000        38,970       19,866         4,999       149,667            0


------------------------

(1) The table includes options vested under the 1991 Senior Original Shareholders Management Plan, the 1991 Field Management Plan, the 1992 Amended and Restated Stock Option Plan, and the 1993 Employee Stock Option Plan as of December 31, 1996, and valued at the closing market price of the stock on December 31, 1996.

(2) Value in this table is the aggregate amount by which the market price per share of $12.25 at December 31, 1996, exceeded the following exercise prices:



OPTION PLAN GRANTS                                       OPTION PRICE
-----------------------------------------  -----------------------------------------
1991 Senior Original Shareholders
 Management and Field Management Plans..                $ 1.21
Amended and Restated 1992 Non-Qualified
  Stock Option Plan grants in 1992.......               $ 5.67
Amended and Restated 1992 Non-Qualified
  Stock Option Plan grants in 1993.......               $16.17
1993 Employee Stock Option Plan grants
 in 1994.................................               $29.75
Amended and Restated 1992 Non-Qualified
  Stock Option Plan grants in 1995.......               $14.25
Amended and Restated 1993 Non-Qualified
  Stock Option Plan grants in 1996.......               $19.50


Compensation of Directors

    In 1996, the Company paid directors who are not employees of the Company a quarterly fee of $2,500 for services on the Board of Directors, together with a fee of $2,000 for each meeting of the Board of Directors they attended. In addition, the directors were paid a fee of $2,000 for each committee meeting of the Board of Directors they attended ($1,000 if the committee meeting was held in conjunction with a Board of Directors meeting, or was held via telephone and lasted less than four hours). All of the directors are reimbursed for their expenses for each Board of Directors and committee meeting attended.

    George E. McCown received a fee of $100,000 in 1996 for his service as Chairman of the Board of Directors. Mr. McCown does not receive quarterly or meeting fees. See "Certain Relationships And Other Transactions" for a description of the fee paid by the Company to MDC Management Company, the general partner of McCown De Leeuw & Co., for management, consulting, and financial services.

    On October 28, 1993, the Board of Directors adopted and the Company's stockholders subsequently ratified the 1993 Nonemployee Director Stock Option Plan (the "1993 Director Plan"). The 1993 Director Plan provides for nondiscretionary automatic grants of nonstatutory stock options of 2,250 shares of Common Stock annually to nonemployee directors. Additional options for 2,250 shares will be automatically granted to nonemployee directors at the annual meeting and at each annual meeting thereafter. The number of shares of the Company's Common Stock authorized to be subject to options granted under the 1993 Director Plan may not exceed 97,500 shares. Each option expires 10 years after the grant date. The exercise price per share under the 1993 Director Plan is the fair market value of a share on the grant date. The first grant of options occurred on October 28, 1993. The options become exercisable on the earlier of the first anniversary of the grant date or the day immediately prior to the next annual meeting of stockholders, provided the optionee continues to serve as a director. The options may be accelerated in the event of a change of control as defined in the 1993 Director Plan. If an option granted under the 1993 Director Plan expires or terminates without being exercised, the shares not purchased pursuant to such option will be available for options thereafter granted under the 1993 Director Plan. The term during which options may be granted under the 1993 Director Plan expires on October 28, 1998. The Board of Directors may alter, suspend, or discontinue the 1993 Director Plan; however, the approval of the holders of a majority of the Company's Common Stock is required for any alteration or amendment of the 1993 Director Plan that would operate to increase the total number of shares reserved for purposes of the 1993 Director Plan or would extend the term of the 1993 Director Plan or the maximum option period.

Severance and Change of Control Agreements

    Effective July 20, 1993, each of the Named Executive Officers entered into an agreement with the Company under a Severance Plan for Certain Executive Officers, Senior Management, and Key Employees of the Company and its Subsidiaries (the "Severance Plan"). Under the terms of the Severance Plan, a participating executive will generally become entitled to receive benefits if the executive's employment is terminated by the Company without Cause or by the executive for Good Reason within three years following a Change in Control. A "Change in Control" includes: (i) a merger or consolidation of the Company in which the Company is not the continuing entity or the holders of the Company's voting stock immediately prior to the transaction have less than the same proportionate interest in the continuing entity after the transaction; (ii) a sale or exchange of all or substantially all of the assets of the Company; (iii) approval of a plan of liquidation or dissolution; (iv) a change, over a two-year period or less, in a majority of the Board that has not been approved by two-thirds of the directors in office at the beginning of the period; and (v) the acquisition by certain persons of 50% or more of the Company's outstanding stock. A Change in Control does not include a transaction initiated by the Board of Directors and approved by a majority of independent directors (as defined in the Severance Plan). The term "Cause" is defined to mean the commission of certain felonies, willful dereliction of duties, malicious conduct, and habitual neglect of duties. An executive's termination is deemed to have been for "Good Reason" if any of the following occur within six months of such termination: (i) material change in the executive's duties or position; (ii) a material decrease in compensation or benefits; (iii) certain relocations; and (iv) breach of the agreement. The benefits payable under the Severance Plan consist of a lump sum cash payment equal to 2.99 times the sum of (i) the executive's compensation (measured by the higher of the amount in effect at the time of termination or Change in Control), plus (ii) the highest cash bonus and profit sharing plan contribution during the three years prior to the Change in Control. In addition, under the Company's stock option plans, the options vest upon a Change in Control. Other benefits include the addition of a number of years of credited service under the Company's retirement plans. The Severance Plan has an initial term of two years and thereafter is automatically renewed for a similar period, subject to cancellation or amendment by the Company on or before a subsequent renewal date. If benefits under the Severance Plan would exceed those permitted under Section 280G of the Internal Revenue Code, the benefits are reduced to a level so that they do not exceed the applicable limits.

Compensation Committee Interlocks and Insider Participation

    As noted above, the Company's Compensation Committee consists of Robert
V. Hansberger, Guy O. Mabry, and Robert E. Mellor. In 1997, Mr. Mellor was appointed the President and CEO of BMC Holdings, Inc. During 1996, Mr. Mellor was Of Counsel with the law firm of Gibson, Dunn & Crutcher LLP, which provided legal services to the Company. The fees paid to the law firm in 1996 did not exceed the amount required to be disclosed by the SEC rules. The Company believes that such services were obtained on terms which were as favorable as would have been obtained from an unaffiliated party.

Compensation Committee Report on Executive Compensation

    Decisions on compensation of the Company's executive officers are made by the three-member Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a nonemployee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Directors, except for awards under the Company's 1992 Amended and Restated Stock Option Plan and 1993 Employee Stock Option Plan, which grants discretion to either the Compensation Committee or the Board of Directors.

    The Compensation Committee uses independent compensation consultants and studies to compare the Company's compensation plans in general with compensation plans in the Company's industry and with comparable sized companies in similar industries. In 1996, the Committee reviewed both industry and national compensation surveys to measure the competitiveness of officer base salaries and total compensation. The Committee established goals for compensation plans for both executive officers and key employees for direct and deferred compensation.

    The Compensation Committee has considered the recent amendments to the Internal Revenue Code denying deductions for annual compensation to certain executives in excess of $1 million, subject to certain exceptions. The Company's compensation structure has been such that it does not believe that it is likely that the $1 million cap will affect the Company in the near future. In the event any annual compensation to executives approaches the $1 million cap, the Company will evaluate and comply with the regulations.

    COMPENSATION POLICIES FOR EXECUTIVE OFFICERS. The Compensation Committee's compensation policies for executive officers follow the compensation policies for all employees. The policies emphasize the principle that compensation should be commensurate with performance of the individual and the Company.

    The Company's compensation policies for executive officers are structured to provide competitive levels of compensation that integrate compensation with the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements, provide mechanisms for the executive officers to provide for their own retirement, and assist the Company in attracting and retaining qualified executives. Targets for total compensation are set at levels that the Compensation Committee believes to be consistent with others in the Company's industry and comparable sized companies in similar industries. Actual compensation in any particular year may be above or below the Company's competitors or comparable sized companies in similar industries, depending upon the Company's performance. The Compensation Committee believes that stock ownership is beneficial in aligning the Company's and stockholders' interests in the enhancement of stockholder value.

    RELATIONSHIP OF PERFORMANCE UNDER COMPENSATION PLANS. Compensation paid to the executive officers in 1996, as reflected in the foregoing tables, consisted of the following elements: base salary, bonus, the value of stock options that were granted and which vested in 1996, and retirement plans.

    Base salary in 1996 was conservative for the executive officers when compared to salaries of executives holding similar positions in the Company's industry. Any additional compensation paid to executive officers is based on the earnings of the Company, which results in the executive officers' and the stockholders' interests in the profitability of the Company being aligned.

    The Company's annual bonuses to its executive officers reported in the third column of the Summary Compensation Table are based on the Company's earnings after taxes ("EAT"). In 1996, the bonus pool was based on 5.2% of EAT, and the distribution of the pool was based on each person's salary as a percent of the total, and individual officer performance against predetermined objectives. The President and Chief Executive Officer was eligible for an additional bonus of 1.0% of the Company's EAT. The 1996 bonus percentages of EAT were a reduction from the prior year reflecting an adjustment in the mix of officers' compensation by revising their base salaries with a corresponding reduction in their bonus potentials. The change was made to shift the base salaries over time to industry norms to assist in recruiting key employees as the Company grows. The actual total amounts paid to the executive officers for 1996 was greater than paid for the previous year because of increased earnings of the Company.

    The Compensation Committee reviews and adjusts annually, if necessary, the percentage of EAT paid in bonus to the executive officers. The Committee made changes in 1996 to tailor compensation more closely to individual goals as well as the financial results of the Company.

    The Company's stock option plans are designed to reinforce long-term focus on both the performance of the Company and the performance of its stock. The Company has granted stock options to executive officers under several option plans. In 1996, the Compensation Committee approved the grant of 78,305 shares of the Company's common stock to executive officers and key employees pursuant to the 1993 Plan. The options generally vest at a rate of 20% per year commencing December 31, 1996, and expire 10 years from the grant date.

    The executive officers also participate in other employee benefit programs, including health insurance, group life insurance, and a 401(k) Plan. During 1996, under the 401(k) Plan, the Company matched 50% of the first 2% of salary and 25% of the next 3% of salary contributed by the employee. The Company also provides a supplemental employee retirement plan ("SERP") in which the executive officers participate to supplement the Company's 401(k) Plan. The goal of the SERP is to provide an overall plan enabling employees to retire at age 65 with 30 years of service at an income level of at least 60% of pre-retirement pay. For 1996, the Company has agreed to fund the SERP for executive officers with funds between the range of 8-9% of each executive officer's 1995 base salary. The Named Executive Officers participate in an unfunded plan in which they receive a number of units determined by dividing the allocated contribution by the average year-end closing price of the Company's Common Stock for the prior five years. The value of each executive officer's account at any time is equal to the number of units multiplied by the five-year average stock price as of the immediately preceding year end. The Company funds distributions from the purchase of cash value life insurance on participants which is owned by the Company.

    CHIEF EXECUTIVE OFFICER'S 1996 COMPENSATION. The Compensation Committee's general approach to the Chief Executive Officer's ("CEO's") annual compensation is to establish a conservative annual base salary and to provide for additional compensation based on the Company's actual performance during the year. This approach coincides with the Company's general philosophy of providing compensation commensurate with the individual's and Company's performance. As a result, the CEO's compensation may fluctuate from year to year.

    THE CEO PARTICIPATES IN A BONUS PLAN FOR EXECUTIVE OFFICERS. In 1996, the bonus under the plan was based on a pool of 5.2% of EAT and distributed based on each executive officer's salary as a percent of the total and individual officer performance against predetermined objectives. In addition, the CEO received a bonus in 1996 of 1.0% of EAT. This percentage of EAT payable as bonus to the CEO is reviewed annually and adjusted based on projected earnings of the Company as it grows through acquisitions and internal growth. The total bonus paid to the CEO in 1996 was $244,310, which is an increase of 33% over the prior year's bonus due to increased earnings of the Company. This increase in bonus reflects an increase in the Company's EAT in 1996 of 37.1% over EAT in 1995. The Compensation Committee believes that this approach to bonus relates a substantial part of the CEO's annual compensation to the annual performance of the Company which results in aligning the CEO's compensation with the interests of stockholders.

    The Compensation Committee's approach to the CEO's long-term compensation is to provide for retirement planning through the Company's 401(k) Plan, the SERP discussed above, and through stock option plans implemented by the Company to emphasize long-term performance of the Company and its stock. The CEO participates in three stock option plans of the Company. In May 1996, in connection with the grant of options under the 1993 Plan to other executive officers and key employees, the CEO was granted options to acquire 6,070 shares of the Company's common stock. The options generally vest at a rate of 20% per year commencing on December 31, 1996, and expire 10 years from the grant date.

                             COMPENSATION COMMITTEE

                             Robert V. Hansberger, Chairman
                             Guy O. Mabry
                             Robert E. Mellor

Performance Graph

    The graph presented below compares the cumulative total return of the Company, the NASDAQ Market Index and a Peer Group Index from August 22, 1991, when the Company's Common Stock became publicly traded, through December 31, 1996. Total return is based on an investment of $100 on August 22, 1991, and reinvestment of dividends through December 31, 1996. The Peer Group Indexes include publicly held building material distributors and similarly sized distributors of other products to the construction industry.(1)


                                              FISCAL YEAR ENDING
                                  -----------------------------------------
COMPANY                            1991   1992     1993    1994   1995   1996
--------                          -----  -----    -----   -----   -----  -----

BMC WEST CORP                      100    102.78  330.56  229.05  245.71  204.96
PEER GROUP                         100    134.14  105.92   77.64   44.87   47.08
BROAD MARKET                       100    100.98  121.13  127.17  164.96  204.98

                     ASSUMES $100 INVESTED ON DEC. 28, 1991
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1996

(1) The 1996 Peer Group Index is composed of the following issuers: Payless Cashways, Wickes Lumber Co., and Wolohan Lumber Co.

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

    MDC Management Company, the general partner of McCown De Leeuw & Co., provided management, consulting, and financial services to the Company for an annual fee. The management fee paid in 1996 was $100,000. The contract was terminated effective December 31, 1996.

    The Company leases its headquarters office space from the Danken Co., a general partnership ("Danken"). Danken is composed of three general partners, each with a one-third partnership interest: Fred P. Thompson, Jr., who has no other business relationship with the Company, Eugene C. Thomas, a partner in the law firm that acts as general counsel for the Company, and George E. McCown, Chairman of the Company and a Managing General Partner of MDC Management Company, the general partner of McCown De Leeuw & Co. In 1992, the Company exercised its option to extend the lease for an additional five-year term, which expires December 31, 1997. The lease provides for an annual payment of $136,411. The Company believes that the lease contains commercially reasonable terms and conditions no less favorable to the Company than could have been obtained from an unaffiliated party.

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements applicable to its executive officers, directors, and greater than 10% stockholders were complied with as of December 31, 1996.

    The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other executive officers, employees, and other agents to the fullest extent not prohibited by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and requires the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and executive officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers. The Company also has in effect directors and executive officers liability insurance coverage.

    In addition, the Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    At present, there is no pending litigation or proceeding involving a director, executive officer, employee, or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, executive officer, employee, or other agent.

    Any future transactions between the Company and its executive officers, directors, and affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the Company's disinterested directors.

                             STOCKHOLDER PROPOSALS

    Under Section 5(b) of the bylaws of the Company, proposals by stockholders of the Company must be given in writing to the Secretary of the corporation in a timely manner. A timely manner is identified as being delivered to or mailed and received at the principal executive offices of the corporation not less than 120 days in advance of the date of the Company's proxy statement is released to stockholders in connection with the previous year's annual meeting of stockholders. No timely proposals were received.

                        STOCKHOLDER NOMINATION OF DIRECTORS

    Under Section 5(c) of the bylaws of the Company, nominations for election to the Board of Directors by stockholders of the Company must be received not less than 120 days in advance of the date the Company's proxy statement is released to stockholders in connection with the previous year's annual meeting of stockholders and must contain the information required by the bylaws. No timely nominations were received.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        Paul S. Street
                                        Secretary and General Counsel

March 28, 1997

    A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO:

                                        Stockholder Services
                                        BMC West Corporation
                                        1475 Tyrell Lane
                                        Post Office Box 8008
                                        Boise, Idaho 83707

                           BMC WEST CORPORATION
       PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 13, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donald S. Hendrickson, Ellis C. Goebel, and Paul S. Street, or any of them, attorneys and proxies with full power of substitution in each of them, in the name, place, and stead of the undersigned to vote as proxy all the stock of the undersigned in BMC West Corporation.

Please sign and date on the reverse side and mail promptly. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be voted.
                                                             SEE REVERSE
            (Continued and to be signed on the reverse side)     SIDE

A /x/ Please mark your
      votes as in this
      example.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.



              FOR  WITHHOLD  Nominees: George E. McGown                                           FOR    AGAINST   ABSTAIN
1. Election   / /    / /               Robert E. Mellor        2. Ratification of selection of     / /      / /       / /
   of                                  Donald S. Hendrickson     Arthur Andersen LLP as
   Directors:                          Alec F. Beck              independent public accountants.
                                       H. James Brown
Instructions: To withhold authority    Wilbur J. Fix          3. In their discretion, the proxies are authorized to vote upon
to vote for any individual nominee,    Robert V. Hansberger      such other business as may properly come before the meeting.
write that nominee's name in the       Guy C. Mabry
space provided below:                  Peter S. O'Neill       THIS PROXY WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS.
                                                              IF YOU SIGN AND RETURN THE CARD BUT DO NOT VOTE ON ALL
____________________________________                          THESE MATTERS, THEN PROPOSALS 1 AND 2, IF UNMARKED, WILL
                                                              RECEIVE YOUR VOTES.

                                                              PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED
                                                              ENVELOPE.


                                                                                                        YES       NO
                                                                            Do you plan to attend the   / /       / /
                                                                            Annual Meeting?




SIGNATURE(S): ____________________  DATE: _________  SIGNATURE(S): ____________________  DATE: _________

Note: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, partner, etc., please indicate your title as such. If shares held by corporation, sign in full corporate name by authorized officer. If shares held in the name of two or more persons, all should sign.


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